Exhibit (a)(1)(D)

ELECTION FORM

MANNATECH, INCORPORATED

OFFER TO EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS

FOR REPLACEMENT STOCK OPTIONS (THE “EXCHANGE OFFER”)

July 16, 2010

The Exchange Offer and your withdrawal rights will expire at

8:00 a.m., Central Time, on August 13, 2010, unless extended.

If you do not wish to participate in the Exchange Offer, you are not required to return this Election Form.

If you wish to participate in the Exchange Offer, you must properly complete, sign and return to us the completed Election Form, as provided below.  Please see the Election Form Instructions Forming Part of the Terms and Conditions of the Exchange Offer below for instructions on how to complete the Election Form and the Election Form Signature Page. All pages of this completed Election Form must be received no later than by 8:00 a.m., Central Time, on August 13, 2010.

Sign and date the Election Form and return the completed Election Form to Mannatech, Incorporated by one of the following methods:

•	by regular mail, courier or hand delivery to Mannatech, Incorporated., 600 South Royal Lane, Suite 200, Coppell, TX 75019, Attn: Tatiana Morosyuk; or

•	by facsimile to (972) 471-7319; or

•	by scanning this completed Election Form to a PDF and emailing to tmorosyuk@mannatech.com.

Election Forms SHOULD NOT be sent via inter-office mail.  Please DO NOT return your stock option award agreements relating to your tendered Eligible Options.  You should direct questions about this Exchange Offer or requests for assistance (including requests for any additional documents relating to this Exchange Offer) by email to tmorosyuk@mannatech.com or to Tatiana Morosyuk by calling (972) 471-7207.

You are not required to tender your Eligible Options. However, if you elect to participate in the Exchange Offer and elect to “Exchange,” you must tender for Exchange all of your Eligible Options from a particular stock option grant.  By signing and returning this Election Form and electing to “Exchange,” you hereby tender for exchange your Eligible Options indicated on the signature page to this Election Form.  For a description of Eligible Options and Replacement Options, see the Exchange Offer.  Capitalized terms not otherwise defined in this Election Form have the same meaning as in the Exchange Offer.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD EXCHANGE YOUR ELIGIBLE OPTIONS PURSUANT TO THE EXCHANGE OFFER.  YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THE EXCHANGE OFFER, THIS ELECTION FORM OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU.  WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS EXCHANGE OFFER OR IN THIS ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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AGREEMENT TO TERMS OF ELECTION

By completing and delivering this Election Form, I hereby make my election to tender certain of my Eligible Options as indicated on the attached Election Form Signature Page in exchange for Replacement Options and, I hereby tender all of such Eligible Options, in each case, upon the terms and subject to the conditions set forth in this Election Form and in the Offer to Exchange Certain Outstanding Stock Options for Replacement Stock Options dated July 16, 2010 (the ‘‘Exchange Offer”), receipt of which I hereby acknowledge.  I understand that the exercise price of the Replacement Options will be equal to the last reported sale price per share of the Company’s Common Stock on NASDAQ on the trading day following the expiration of the Exchange Offer, which is expected to be August 13, 2010, unless extended by the Company.  Capitalized terms use herein but not otherwise defined have the meanings assigned to such terms in the Exchange Offer.

Subject to and effective upon the Company’s acceptance for exchange of the Eligible Options tendered herewith in accordance with the terms and subject to the conditions of the Exchange Offer (including, if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment), to the extent I have elected to “Exchange” my Eligible Options, I hereby:

(1)	Sell, assign and transfer to, or upon the order of, the Company all right, title and interest in and to all the Eligible Options specified on the attached Election Form Signature Page.

(2)
Represent and warrant that I have full power and authority to tender the Eligible Options tendered herewith and that, when and to the extent the same are accepted for exchange by the Company, such Eligible Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and the same will not be subject to any adverse claims.

(3)	Acknowledge that the Company has advised me to consult with my own personal advisors as to the consequences of participating or not participating in the Exchange Offer.

(4)	Agree to, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange of the options tendered hereby.

(5)	Acknowledge and understand that:

(a)	if I tender any of my Eligible Options, such options will be cancelled and forfeited upon acceptance by the Company;

(b)
tendering my Eligible Options for exchange pursuant to the procedures described in Section 3 “Procedures for Tendering Eligible Options” of the Exchange Offer and the instructions hereto will constitute my acceptance of the terms and conditions of the Exchange Offer;

(c)
the Company’s acceptance for exchange of Eligible Options tendered pursuant to the Exchange Offer will constitute a binding agreement between the Company and me upon the terms and subject to the conditions of the Exchange Offer;

(d)	the Company’s offer to exchange Eligible Options for Replacement Options is subject to the terms and conditions described in the Exchange Offer which the Company may amend at any time or terminate.

(e)
Replacement Options may have some different terms and conditions compared to the Eligible Options cancelled in this Exchange Offer, with respect to their tax classification, exercise price, expiration, vesting schedule, forfeiture and other restrictions, and the number of underlying shares of Common Stock;

(f)	Replacement Options will be subject to a new stock option agreement with the Company;

(g)	if the Eligible Options tendered herewith are not accepted for exchange, they will be retained by me;

(h)	except by delivery of a Notice of Withdrawal prior to the expiration of the Exchange Offer as stated in the Exchange Offer, this tender is irrevocable; and

(i)
neither the Company nor any of its subsidiaries nor any of their respective employees or agents has made any recommendation to me as to whether I should accept the offer to exchange my Eligible Options and I am not relying on any information or representation made by any such person in accepting the Exchange Offer, other than any information contained in the offer documents.

SHARES OF THE COMPANY’S COMMON STOCK ARE TRADED ON NASDAQ UNDER THE SYMBOL “MTEX.”  ON JULY 15, 2010, THE LAST AVAILABLE REPORTED SALE PRICE PER SHARE OF THE COMPANY’S COMMON STOCK WAS $2.11 PER SHARE.  THE CURRENT MARKET PRICE OF OUR COMMON STOCK, HOWEVER, IS NOT NECESSARILY INDICATIVE OF FUTURE STOCK PRICES, AND THE COMPANY CANNOT PREDICT WHAT THE CLOSING PRICE OF THE COMPANY’S COMMON STOCK WILL BE ON AUGUST 16, 2010.  BY TENDERING MY ELIGIBLE OPTIONS I AGREE TO HOLD THE COMPANY HARMLESS FOR ANY ACTUAL OR PERCEIVED LOSS SUFFERED BY ME AS A RESULT OF THE VARIANCE IN THE PUBLIC OFFERING PRICE OF THE COMPANY’S STOCK DURING THE OFFER PERIOD AND AFTER EXPIRATION OF THE EXCHANGE OFFER.

I understand that this Exchange Offer is not being made to, nor will tenders for exchange be accepted from or on behalf of, Eligible Optionholders in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof, or the issuance of the Replacement Options would not comply with the laws of that jurisdiction.

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ELECTION FORM INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS

OF THE EXCHANGE OFFER

1.           Delivery; Election Form; Notice of Withdrawal.   To validly tender for exchange your Eligible Options, you must deliver your completed Election Form to the Company in the manner provided on the cover of this Election Form. To participate in this Exchange Offer, your completed Election Form must be received by us no later than 8:00 a.m., Central Time, on August 13, 2010, unless this Exchange Offer is extended or delayed by us in accordance with its terms.  If you miss this deadline, you will not be permitted to participate in this Exchange Offer and each Eligible Option currently held by you will remain intact with its original exercise price and with its other original terms.  If you properly complete and deliver this Election Form prior to the expiration of the Exchange Offer you will receive a confirmation by e-mail after our receipt of your completed Election Form.  We recommend that you keep a copy of your completed Election Form and such receipt for your records.   See Section 3 “This Exchange Offer–Procedures for Tendering Eligible Options” of the Exchange Offer for more information.

You may change your mind after you have submitted an Election Form to participate in or decline the Exchange Offer.  To withdraw all or part of your previously tendered Eligible Options, you must request a Notice of Withdrawal and submit it in the same manner as described above, and we must receive the Notice of Withdrawal before the expiration of this Exchange Offer currently scheduled for 8:00 a.m., Central Time, on August 13, 2010.  It is your responsibility to confirm that we have received your Notice of Withdrawal before the expiration of this Exchange Offer.  You my re-tender withdrawn Eligible Options by submitting a new Election Form in the same manner as described above.  See Section 4 “This Exchange Offer – Withdrawal Rights” of the Exchange Offer for more information.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS, IS AT THE ELECTION AND RISK OF THE TENDERING ELIGIBLE OPTIONHOLDER.  IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY TO ENSURE THE ELECTION FORM IS RECEIVED BY 8:00 A.M., CENTRAL TIME, ON AUGUST 13, 2010 (OR SUCH LATER DATE AND TIME TO WHICH THE COMPANY MAY EXTEND THE OFFER).

2.           Signatures On This Election Form.  If this Election Form is signed by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and provide evidence satisfactory to us of the authority of such person so to act must be submitted with this Election Form.

3.           Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.  We will, in our sole discretion, determine the number of shares of the Company’s Common Stock subject to Eligible Options and all questions as to the form of documents and the validity, form, eligibility, time of receipt, and acceptance of any tender of, or documentation related to the exchange of, Eligible Options.  We may reject any Eligible Options tendered for exchange to the extent we determine that the Eligible Options were not properly tendered for exchange or that it would be unlawful to accept the tendered Eligible Options.  Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final, conclusive and binding on all parties.  This is a one-time offer.  We will strictly enforce the Offering Period, subject only to any extension of the Expiration Date of the Exchange Offer that we may grant in our sole discretion.  Subject to Rule 13e-4 under the Exchange Act, we reserve the right, in our reasonable discretion, to waive any of the conditions of this Exchange Offer, any defect or irregularity in any tender or withdrawal with respect to any particular Eligible Option or any particular Eligible Optionholder.  If we waive any of the conditions of this Exchange Offer we will do so for all Eligible Optionholders.  No tender of Eligible Options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Optionholder or waived by us.   Neither the Company nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any such notice.  See Section 3 “This Exchange Offer–Procedures for Tendering Eligible Options” of the Exchange Offer for more information.

4.           Important Tax Information.    Please refer to Section 13 “This Exchange Offer – Material United States Tax Consequences” of the Exchange Offer for important tax information in connection with participating in the Exchange Offer.

ELECTION FORM SIGNATURE PAGE

Optionholder Name:

You may change your election as often as you wish until 8:00 a.m., Central  Time, on August 13, 2010, at which time your election, if any, in effect at that time will become irrevocable, unless the Exchange Offer is extended by Mannatech, Incorporated in its sole discretion.

ELECTION. I elect to tender for exchange my Eligible Options listed below, pursuant to the terms set forth in the Exchange Offer and this Election Form and hereby tender such Eligible Options for exchange upon the terms and subject to the conditions of the Exchange Offer.

Option Grant Date	Number of Eligible Options	Exercise Price (per share)	Exchange Ratio	Number of Replacement Options

You can choose to exchange some Eligible Option and not others, but you must exchange all of the Eligible Options of any given grant if you want to exchange any of them.  A “grant” means all of the stock options granted to you on the same day.  For example, if you were granted 100 stock options on January 1, 2008, then all of those options would be considered part of the same grant.  You may either exchange all of those options or none of them, but you may not exchange only some of them.

By delivery and execution hereof, I acknowledge that I have read, understand, and agree to all the terms and conditions of the Exchange Offer and tender the Eligible Options as indicated above.

SIGNATURE OF OWNER

X  ___________________________________________
(Signature of Eligible Optionholder or Authorized Signatory
– See Instruction 2 on the previous page)

Date:  ________________ , 2010

Home Address:  ________________________________
_____________________________________________
_____________________________________________

Home Telephone No. (with area code):________________

Work Telephone No. (with area code):________________

Company E-mail Address:_________________________

Capacity (if applicable See Instruction 2 on the previous page):
_______________________________________________
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